INVESTORS REAL ESTATE TRUST
Sixth Restated Trustees’ Regulations (Bylaws)
(Adopted September 20, 2018)
ARTICLE I - OFFICE AND RECORDS
Section 1.     Principal Office. The principal office of Investors Real Estate Trust (the “Trust”) shall be in Minot, North Dakota. The Trust may also have offices at such other places as the Board of Trustees (the “Board”) may from time to time designate.
Section 2.     Availability of Bylaws. The original or a certified copy of these Bylaws, including all amendments, shall be kept at the principal office of the Trust and be available during usual business hours for inspection and copying.
Section 3.     Books and Records. The Trust shall keep correct and complete books and records of accounts of its transactions, and minutes and other records of the proceedings or other actions of the Board and of any committees of the Board.
Section 4.     Shareholder Lists. The Trust shall maintain at its principal office, or at the office of its transfer agent, an original or duplicate share ledger containing the name and address of each shareholder and the number of shares of each class held by each shareholder.
ARTICLE II - TRUSTEES
Section 1.     Number of Trustees. The number of Trustees shall not be less than 5, nor more than 15, as from time to time determined by the Board.
Section 2.     Chair of Board. The Board shall elect one of the Trustees as Chair of the Board, who shall act as chair at all meetings of the Board, and may perform administrative acts on behalf of the Board except to the extent that the Declaration of Trust or these Bylaws specifically require such acts to be performed by a majority of the Board.
Section 3.     Vice Chair. The Board may elect one or more Trustees as a Vice Chair of the Board. The First Vice Chair shall exercise the power and duties of the Chair in his or her absence or, in the case of a vacancy in that office, until a new Chair shall be elected.
Section 4.     Secretary. The Board shall elect a Secretary, who need not be a Trustee, who shall keep minutes and have the usual responsibilities of a secretary.
Section 5.     Regular Meetings. Regular meetings of the Board shall be held at such times as the Board determines, but not less frequently than each quarter.
Section 6.     Special Meetings. Special meetings of the Board shall be held whenever called by the Chair, or by any 3 other Trustees, at such time and place as may be designated in the notice of the meeting.

Section 7.     Notice of Meetings. At least 24 hour written notice shall be given of the time and place of any regular or special meeting of the Board. If the notice is sent by mail or fax or electronic mail, it shall be deemed to have been given when deposited in the mail or transmitted by fax or by electronic mail directed to an address, telephone number or electronic mail address, as the case may be, which the Trustee has designated for the receipt of such notice. Notice of an adjourned meeting need not be given if the time and place of the adjourned meeting are announced at the meeting at which such adjournment action is taken.
Section 8.     Quorum for Meetings. A majority of the Trustees in office shall constitute a quorum for the transaction of business. The acts of a majority of the Trustees present at a meeting at which a quorum is present shall be the acts of the Board. The Trustees may, in lieu of a meeting, take any action which would be lawful if done at a meeting by having a certificate describing such action signed by all of the Trustees in office and depositing such certificate in the minute book of the Trust. The Trustees shall be entitled to participate in meetings by telephone conference, video conference, or other communications equipment by which all members participating may simultaneously hear each other. Participation in a meeting by these means shall constitute presence in person at the meeting.
Section 9.     Trustee Eligibility. Trustees must be individuals at least 21 years of age upon the date of the annual shareholder meeting at which such individual is elected as a Trustee.
ARTICLE III - SHAREHOLDERS
Section 1.     Shareholder Meeting Location. Meetings of the shareholders shall be held at such place in Minot, North Dakota or elsewhere as may be determined by the Board.
Section 2.     Annual Shareholder Meeting. An annual meeting of shareholders for the election of Trustees shall be held within six months of the end of the Trust’s fiscal year, at such time and place as the Board shall from time to time fix.
Section 3.     Special Shareholder Meeting.
A.    A special meeting of shareholders may be called by a majority of the Trustees or by the Chief Executive Officer. Except as provided in Section 3(B) below, a special meeting of shareholders shall be held on the date and at the time and place set by the Chief Executive Officer or the Board, whoever has called the meeting. Subject to Section 3(B) below, a special meeting of shareholders shall also be called by the Secretary of the Trust to act on any matter that may properly be considered at a meeting of shareholders upon the valid written request of one or more shareholders who, in the aggregate, are holders of ten percent or more of the then outstanding common shares entitled to vote on the matter(s) proposed to be voted on at such meeting (“Requisite Percentage”).

B.    Shareholder-Requested Special Meetings.
i.     In order for any shareholder(s) to request a special meeting to act on any matter that may properly be considered at a meeting of shareholders:
(a) shareholders holding the Requisite Percentage shall submit a written notice of demand (“Special Meeting Request”) in proper form to the Secretary of the Trust at the Trust’s principal executive offices by registered mail, return receipt requested. Such Special Meeting Request shall be signed by shareholder(s) holding the Requisite Percentage, bearing the date of signature of each such shareholder. In addition, the Special Meeting Request shall include:
(1)     the information required by Section 6(A)(i) of Article III in the case of a proposal of business and Section 6(B)(i) of Article III in the case of a nomination of a Trustee as if such special meeting was an annual meeting; and
(2)         documentary evidence that the requesting shareholders collectively own, as of the time the Special Meeting Request is submitted to the Secretary, the Requisite Percentage.
(3)         A shareholder that has requested the special meeting in response to a solicitation statement filed by another shareholder seeking support from the Requisite Percentage of shareholders for such special meeting pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (“Solicited Shareholder”) is not required to provide the information under Section 3(B)(i)(a)(1) above except: (A) information under Sections 6(A)(i)(a) and 6(B)(i)(a), as applicable, but only as to the name and address of the Solicited Shareholder, and (B) information under Sections 6(A)(i)(e) and 6(B)(i)(b), as applicable, but only as to the ownership, beneficially and of record, of Trust Securities by the Solicited Shareholder.
(b)    If any information submitted as part of a Special Meeting Request pursuant to this Section 3(B) becomes inaccurate in any material respect, the Special Meeting Request may be deemed not to have been provided in accordance with this Section 3(B). For the Special Meeting Request to remain valid, the requesting shareholders must:

(1)promptly notify the Secretary of any inaccuracy or change in the Special Meeting Request (but in any event no later than two business days after any requesting shareholder becomes aware of such inaccuracy or change), including if any requesting shareholders have withdrawn from the Special Meeting Request; and
(2)promptly update and supplement the Special Meeting Request, as necessary, and deliver the revised Special Meeting Request to the Secretary (but in any event no later than five business days after any requesting shareholder becomes aware of such inaccuracy or change) so that the Special Meeting Request shall continue to be true, accurate and complete from the Delivery Date until the special meeting is held or any adjournment or postponement thereof.
(c)    When a Special Meeting Request in compliance with Section 3(B)(i) is received by the Secretary of the Trust for any matter that may properly be considered at a meeting of shareholders, the Secretary shall inform the requesting shareholders of the reasonably estimated costs of preparing and mailing or delivering the notice of the special meeting (including the Trust’s proxy materials) (“Costs”). The Secretary shall not be required to call a special meeting upon shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraphs (a) and (b) above, the Secretary receives payment from the requesting shareholders of such Costs prior to the preparation and mailing or delivery of such notice of the meeting (the date on which the Secretary receives both a valid Special Meeting Request and payment of the Costs is the “Delivery Date”).

ii.     Any requesting shareholder may revoke its participation in any Special Meeting Request at any time prior to the special meeting by delivering a written revocation to the Secretary.
iii.     Upon the Trust’s determination that: (a) the requesting shareholders own the Requisite Percentage; (b) the requesting shareholders have validly submitted a Special Meeting Request in accordance with these Bylaws, the Declaration of Trust and applicable law, including payment of the Costs; and (c) there is at least one matter proposed in the Special Meeting Request that may properly be considered at a shareholder meeting, the Secretary shall, within 30 days after the Delivery Date, call the special meeting, which shall be held at the place, date and time determined by the Board that is no later than 90 days after the Delivery Date. The business conducted at such special meeting shall be limited to the matters proposed in the Special Meeting Request which are matters that may properly be considered at a meeting of shareholders; provided that the Board may include additional matters to be considered by the shareholders at the meeting by including those matters in the notice of the special meeting of shareholders.
iv.     If written revocations of the Special Meeting Request have been delivered to the Secretary pursuant to Section 3(B)(ii), and the result is that the requesting shareholders who have not revoked no longer hold the Requisite Percentage, then the Board shall have the discretion to determine whether or not to proceed with the special meeting.
v.     Notwithstanding anything in this Section 3(B) to the contrary, the Secretary shall not be required to call a special meeting if either: (a) the Delivery Date occurs during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the final adjournment of the next annual meeting of shareholders; or (b) the only matter to be voted on at the special meeting is substantially the same as a matter voted on at any meeting of the shareholders held during the preceding twelve months, except if the matter relates to the election or removal of Trustees.
vi.     If neither any of the requesting shareholders is physically present at, nor a qualified representative representing the requesting shareholders at their request is physically present at, the special meeting to present the matters proposed in the Special Meeting Request and included in the Trust’s notice of meeting, the Trust is not required to present such matters for a vote at such meeting.
Section 4.     Notice of Shareholder Meetings. Written notice setting forth the date, time and place of each annual meeting and, in the case of a special meeting or as otherwise may be required by law, the purpose(s) for which the meeting is called shall be given to each shareholder of record at least 15 days prior to the date fixed for the meeting. Notice of any meeting of shareholders sent by mail shall be deemed given when it is deposited in the mail addressed to the shareholder at the address appearing on the records of the Trust. Notice of an adjourned meeting need not be given if the time and place of the adjourned meeting is announced at the meeting at which the adjournment action is taken.
Section 5.     Order of Business at Shareholder Meetings.
A.    Annual Meetings of Shareholders. At any annual meeting of the shareholders, only such nominations of persons for election to the Board shall be made and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (i) specified in the Trust’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly made at the annual meeting by or at the direction of the Board, or (iii) otherwise properly requested to be brought before the annual meeting by a shareholder who (x) was a shareholder of record at the time of giving of notice provided for in Section 6 of this Article III and at the time of the annual meeting, (y) is entitled to vote at such annual meeting and (z) has complied with the notice procedures set forth in Section 6 of this Article III, specifically including Section 6(A) in the case of a proposal of other business and Section 6(B) in the case of a nomination of a Trustee. In addition, any shareholder proposal of other business to be voted on at an annual meeting must be a matter that may properly be considered at a meeting of shareholders. For the avoidance of doubt, clause (iii) of this Section 5(A) shall be the exclusive means for a shareholder to make nominations or other business proposals at an annual meeting of shareholders other than business properly included in the Trust’s proxy materials pursuant to Rule 14a-8 under the Exchange Act.
B.    Special Meetings of Shareholders. At any special meeting of the shareholders, only such nominations of persons for election to the Board shall be made and only such business shall be conducted or considered as shall have been properly brought before the meeting. For nominations to be properly made at a special meeting, and proposals of business to be properly brought before a special meeting, nominations and proposals of business must be (i) specified in the Trust’s notice of meeting (or any supplement thereto) given by or at the direction of the Board or other persons who called such meeting in accordance with Article III, Section 3; (ii) otherwise properly brought before the special meeting by or at the direction of the Board; or (iii) if the Trust’s notice of meeting provides for the election of Trustees, shareholder nominations of persons for election to the Board otherwise properly requested to be brought before the special meeting by a shareholder who (x) was a shareholder of record at the time of giving of notice provided for in Section 6 of this Article III and at the time of the special meeting, (y) is entitled to vote at the special meeting and (z) has complied with the notice procedures set forth in Section 6 of this Article III, specifically including Section 6(B) for nomination of Trustees. For the avoidance of doubt, this Section 5(B) of Article III shall be the exclusive means for a shareholder to make nominations or other business proposals at a special meeting of shareholders other than business properly included in the Trust’s proxy materials pursuant to Rule 14a-8 under the Exchange Act.
C.    General. Except as otherwise provided by law, the Declaration of Trust or these Bylaws, the chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before an annual or special meeting was made or proposed, as the case may be, in accordance with these Bylaws and, if any proposed nomination or other business is not in compliance with these Bylaws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.
Section 6.     Shareholder Proposals and Nominations.
A.    Shareholder Proposals. For shareholder proposals for other business to be properly brought before an annual meeting pursuant to Section 5(A)(iii) of Article III, the shareholder, or beneficial owner on whose behalf the proposal is made (“Requesting Shareholder”), shall submit a timely written notice (“Proposal Notice”) in proper form to the Secretary of the Trust at the Trust’s principal executive offices by registered mail, return receipt requested. Such Proposal Notice shall be signed by a shareholder entitled to submit a Proposal Notice under these Bylaws, bearing the date of signature of such shareholder. The date on which the Secretary receives a valid and complete Proposal Notice is referred to as the “Proposal Delivery Date.” The requirements of the Proposal Notice shall be as follows:
i.     Proposal Notice. The written Proposal Notice shall include:
(a)the name and address of such shareholder as it appears on the Trust’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith (collectively referred to as “Shareholder Group”), and the name of each nominee or similar custodian which holds any such shares or other securities of the Trust on behalf of such Shareholder Group (“Custodian”);
(b)a brief description of the business desired to be brought before the meeting, the reason(s) for conducting such business at the meeting and any material interest of the Shareholder Group in the proposal of such business;
(c)a description of all agreements, arrangements and understandings between the Shareholder Group and any other person(s)

(including their names) in connection with the proposal of such business by the Requesting Shareholder;
(d)the text of the proposal or business (including the text of any resolutions proposed for consideration);
(e)the class, series and number of all shares of beneficial interest and other securities of the Trust and its subsidiaries (collectively referred to as “Trust Securities”) which are, directly or indirectly, owned beneficially and of record by the Shareholder Group and by each Custodian, or any other agreement relating to the Trust Securities, including any of the following:
(1)any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Trust Securities or with a value derived in whole or in part from the value of any Trust Securities, or any derivative or synthetic arrangement having the characteristics of a long position in any Trust Securities, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Trust Securities, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any Trust Securities, whether or not such instrument, contract or right shall be subject to settlement in the underlying Trust Securities, through the delivery of cash or other property, or otherwise, and without regard of whether the Shareholder Group may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Trust Securities (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such Shareholder Group;
(2)any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement or understanding pursuant to which the Shareholder Group has a right to vote any Trust Securities;
(3)any agreement, arrangement, understanding or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by the Shareholder Group, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Trust Securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such Shareholder Group with respect to any Trust Securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Trust Securities;
(4) any rights to dividends or other distributions on any Trust Securities owned beneficially by the Shareholder Group that are separated or separable from the underlying Trust Securities;
(5)any proportionate interest in any Trust Securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the Requesting Shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(6)any performance-related fees (other than an asset-based fee) to which the Requesting Shareholder is entitled based on any increase or decrease in the value of Trust Securities or Derivative Instruments, if any; and
(7)any direct or indirect interest of the Requesting Shareholder in any contract with the Trust or any affiliate of the Trust (including any collective bargaining agreement); and
(f)any other information relating to the Requesting Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal pursuant to Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder.
(ii)     Timely Notice. For the Proposal Notice to be timely:
(a)     the Proposal Delivery Date of the Proposal Notice shall be no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.
(b)Notwithstanding the above, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the Proposal Delivery Date of the Proposal Notice must be no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, no later than by the 10th day following the day on which public announcement of the date of such meeting is first made by the Trust.

(c)In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a Proposal Notice.
(iii)Update Requirement. If any information submitted as part of a Proposal Notice pursuant to this Section 6(A) becomes inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 6(A). For a Proposal Notice to remain valid, the Requesting Shareholder must:
(a)promptly notify the Secretary of any inaccuracy or change in the Proposal Notice (but in any event no later than two business days after the Requesting Shareholder becomes aware of such inaccuracy or change); and
(b)promptly update and supplement the Proposal Notice, as necessary, and deliver the revised Proposal Notice to the Secretary (but in any event no later than five business days after the Requesting Shareholder becomes aware of such inaccuracy or change) so that the Proposal Notice shall continue to be true, accurate and complete from the Notice Delivery Date until the meeting is held or any adjournment or postponement thereof.
(iv)Present at the Meeting. If neither the Requesting Shareholder who has given proper and timely notice as required herein is physically present at, nor a qualified representative representing the Requesting Shareholder at its request is physically present at, the meeting to present the business proposal proposed in the Proposal Notice, the Trust is not required to present such business proposal for a vote at such meeting. If the Requesting Shareholder who has given proper and timely notice as required herein intends to authorize another person to act for the Requesting Shareholder as a proxy to present the business proposal at the meeting, the Requesting Shareholder shall give notice of such authorization in writing to the Secretary not less than three business days before the date of the meeting, including the name and contact information for such person.
B.    Shareholder Nominations. For a shareholder nomination of a person for election to the Board to be properly brought before an annual meeting pursuant to Section 5(A)(iii) of Article III or before a special meeting pursuant to Section 5(B)(iii) of Article III, the Requesting Shareholder shall submit a timely written notice (“Nomination Notice”) in proper form to the Secretary of the Trust at the Trust’s principal executive offices by registered mail, return receipt requested. Such Nomination Notice shall be signed by a shareholder entitled to submit a Nomination Notice under these Bylaws, bearing the date of signature of such shareholder. The date on which the Secretary receives a valid and complete Nomination Notice is referred to as the “Nomination Delivery Date”. The requirements of the Nomination Notice shall be as follows:

i.     Nomination Notice. The written Nomination Notice shall include:
(a)the same information as specified under Section 6(A)(i)(a) for the Shareholder Group submitting the Nomination Notice and Custodian to such Shareholder Group,
(b)and same information as specified under Section 6(A)(i)(e) for the Shareholder Group submitting the Nomination Notice;
(c)as to each person whom the Requesting Shareholder proposes to nominate for election or reelection to the Board (“Nominee”), all information relating to such Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Trustees in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(d)as to each Nominee, a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Shareholder Group on the one hand and each Nominee, and the Nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Shareholder Group were the “registrant” for purposes of such rule and the Nominee were a Trustee or executive officer of such registrant;
(e) as to each Nominee, the Nominee’s written consent to being named in the Trust’s proxy statement as a nominee and to serving as a Trustee if elected;
(f)a questionnaire completed, signed and dated by each Nominee with respect to the Nominee’s background and qualifications (which questionnaire shall be provided to the Requesting Shareholder by the Secretary upon written request);
(g)written representations signed and dated by each Nominee, whereby each Nominee shall represent that Nominee: (1) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Nominee, if elected as a Trustee, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Trust therein or (B) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a Trustee, with the Nominee’s fiduciary duties under applicable law; (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Trust with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Trustee that has not been disclosed to the Trust therein; and (3) in Nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance if elected as a Trustee of the Trust and will comply with all applicable corporate governance, conflict of interest, resignation, confidentiality, share ownership and trading policies and guidelines of the Trust publicly disclosed from time to time; and
(h)any other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the election of Trustees in a contested election (even if an election contest is not involved) pursuant to Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder.
(ii)     Timely Notice. For the Nomination Notice to be timely:
(a)in regards to an annual meeting, the Nomination Delivery Date of the Nomination Notice must be by the time frames as provided under Section 6(A)(ii) above; provided, however, in the event that the number of Trustees to be elected to the Board at such annual meeting is increased by the Board, and there is no public announcement by the Trust naming all of the nominees for Trustee or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, then the Nomination Notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary not later than the close of business on the 10th day following the day on which such public announcement is first made by the Trust.
(b)in regards to a special meeting, the Nomination Delivery Date of the Nomination Notice shall be no earlier than the close of business on the 100th day prior to the date of such special meeting and no later than the close of business on the later of the 60th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 70 days prior to the date of such special meeting, no later than by the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
(c)In no event shall any adjournment or postponement of annual or special meeting, or the public announcement thereof, commence a new time period for the giving of a Nomination Notice as described above.
(iii)     Update Requirement. If any information submitted as part of a Nomination Notice pursuant to this Section 6(B) becomes inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 6(B). For a Nomination Notice to remain valid, the Requesting Shareholder must:

(a)promptly notify the Secretary of any inaccuracy or change in the Nomination Notice (but in any event no later than two business days after the Requesting Shareholder becomes aware of such inaccuracy or change); and
(b)promptly update and supplement the Nomination Notice, as necessary, and deliver the revised Nomination Notice to the Secretary (but in any event no later than five business days after the Requesting Shareholder becomes aware of such inaccuracy or change) so that the Nomination Notice shall continue to be true, accurate and complete from the Delivery Date until the meeting is held or any adjournment or postponement thereof.
(iv)    Eligibility. The Trust may require any proposed Nominee to furnish such other information as may be reasonably required by the Trust or the Board to determine the eligibility of such proposed Nominee to serve as an independent Trustee of the Trust or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Nominee.

(v)Present at the Meeting. If neither a Requesting Shareholder who has given proper and timely notice as required herein is physically present at, nor a qualified representative representing the Requesting Shareholder at its request is physically present at, the meeting to present the Nominee(s) as proposed in the Nominee Notice, the Trust is not required to present such Nominees for election at such meeting. If a Requesting Shareholder who has given proper and timely notice as required herein intends to authorize another person to act for the Requesting Shareholder as a proxy to present the nomination at the meeting, the Requesting Shareholder shall give notice of such authorization in writing to the Secretary not less than three business days before the date of the meeting, including the name and contact information for such person.
C.    Compliance with Securities Exchange Act. Notwithstanding Sections 6(A) and (B) of this Article III, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 6; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to shareholder nominations or proposals under these Bylaws.
D.    Proper Proposal. Any shareholder proposal for other business made pursuant to a Proposal Notice under Section 6(A) must be a matter that may properly be considered at a meeting of shareholders.
E.    Disclosure of Ordinary Business Activities. Notwithstanding the disclosure requirements of Sections 6(A) and (B) of this Article III, disclosures with respect to ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a shareholder solely as a result of being the shareholder of record or nominee directed to prepare and submit the notice required by Sections 6(A) and (B) of this Article III, as the case may be, on behalf of a beneficial owner will not be required.

F.    Other Shareholder Rights. Nothing in this Article III shall be deemed to affect any (1) rights of shareholders to request inclusion of proposals in, or the right of the Trust to omit a proposal from, the Trust’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (2) rights of the holders of any series of preferred shares of the Trust if and to the extent provided for under law, the Declaration of Trust or these Bylaws.
Section 7.     Conduct of Shareholder Meetings. Every annual and special meeting of shareholders shall be conducted by an individual appointed by the Board to be chairof the meeting or, in the absence of such appointment, by the Chair of the Board or, in the case of a vacancy in the office or absence of the Chair of the Board, by one of the following officers present at the meeting: the Vice Chair of the Board, if there be one, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the President, the Executive Vice Presidents and the Senior Vice Presidents in their order of rank and seniority, or, in the absence of such officers, a chair chosen by the shareholders by the vote of a majority of the votes cast by shareholders present in person or by proxy. The Secretary, or, in the Secretary’s absence, an assistant secretary, or in the absence of both the Secretary and assistant secretaries, an individual appointed by the Board or, in the absence of such appointment, an individual appointed by the chair of the meeting shall act as secretary. The Board may adopt rules, regulations and procedures governing any meeting of shareholders. The order of business and all other matters of procedure at any meeting of shareholders shall be determined by the chair of the meeting. The chair of the meeting may, to the extent not inconsistent with any rules, regulations and procedures adopted by the Board, prescribe such rules, regulations and procedures and take such action as, in the discretion of such chair, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to shareholders of record of the Trust, their duly authorized proxies or other such individuals as the chair of the meeting may determine; (c) limiting participation at the meeting on any matter to shareholders of record of the Trust entitled to vote on such matter, their duly authorized proxies and other such individuals as the chair of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed; (f) maintaining order and security at the meeting; (g) removing any shareholder or any other individual who refuses to comply with meeting rules, regulations or procedures as set forth by the Board or the chair of the meeting; and (h) concluding the meeting or recessing or adjourning the meeting to a later date and time and place announced at the meeting. Unless otherwise determined by the chair of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 8.     Quorum. Thirty-three and one-third percent (33 1/3%) of the outstanding shares entitled to vote at any meeting represented in person or by proxy shall constitute a quorum at such meeting.
Section 9.     Proxies. Proxies shall be executed in writing and filed with such officer or office of the Trust as may be designated in the notice of the meeting. No revocation of a proxy, whether by voluntary action, death or incapacity of the shareholder granting it or otherwise, shall be effective until notice thereof has been received by the Trust.

Section 10.     Judges of Election. The Board may appoint one or more judges of election, who need not be shareholders, to act at meetings of shareholders. If a judge of election fails to appear or refuses to act at a meeting, the Chair or other person designated to preside at the meeting of the shareholders shall appoint a substitute judge of election. The judge of election shall determine the number of outstanding shares of the Trust as of the applicable record date, the number of shares represented at the meeting, the existence of a quorum, and all questions relating to voting, and shall count the votes and shall determine the results of any voting.
Section 11.     Record Date. For any lawful purpose, including, but without being limited thereto, the determination of the shareholders who are entitled to (a) receive notice of and vote at a meeting of the shareholders; (b) receive payment of a distribution; and (c) participate in the execution of written approvals, the Board may fix a record date which shall not be earlier than the date on which the record date is fixed, and shall not be more than 90 days preceding the meeting, payment, final date of written approvals or waivers, or other event to which the record date relates. If no record date is fixed, the record date for determining the shareholders who are entitled to receive notice of or to vote at a meeting of the shareholders shall be the close of business on the twentieth day prior to the date of the meeting.
Section 12.     Action at a Meeting. Only to the extent authorized by the Declaration of Trust and permitted by applicable law, action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares entitled to vote having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
In the event of the delivery, as required by law, to the Trust of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the Trust shall engage independent inspectors of election for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until the date as the independent inspectors certify to the Trust that the consents properly delivered to the Trust represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this Section 12 shall in any way be construed to suggest or imply that the Trust, the Board or any shareholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after the certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in the litigation).
Every written consent shall bear the date of signature of each shareholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent received in accordance with applicable law, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Trust as required by law.

SECTION IV - OFFICERS
Section 1.     Officers. The officers of the Trust may consist of a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, one or more Vice Presidents (including Vice Presidents of varying degrees, such as Executive, Senior, or Regional Vice Presidents), and a Secretary. The Board may also appoint such other officers as the business of the Trust may require, each of whom shall have such authority and perform such duties as may be prescribed by the Board or the Chief Executive Officer from time to time. The officers of the Trust shall be appointed annually by the Board at the first meeting of the Board held after each annual meeting of shareholders, or as soon thereafter as may be convenient. Any two or more offices may be held by the same person.
Section 2.     Chief Executive Officer. The Chief Executive Officer shall have general responsibility for implementation of the policies of the Trust, as determined by the Board, and for the management of the business and affairs of the Trust. The Chief Executive Officer shall perform all duties incident to the office of Chief Executive Officer, and such other duties as may be prescribed by the Board from time to time.
Section 3.     President. The President shall in general supervise and control all of the business and affairs of the Trust. The President shall perform all duties incident to the office of President, and such other duties as may be prescribed by the Board or the Chief Executive Officer from time to time.
Section 4.     Chief Operating Officer. The Chief Operating Officer shall supervise the operations of the Trust. The Chief Operating Officer shall perform all duties incident to the office of Chief Operating Officer, and such other duties as determined by the Board or the Chief Executive Officer from time to time.
Section 5.     Chief Financial Officer. The Chief Financial Officer shall supervise the finance, treasury and accounting functions of the Trust. The Chief Financial Officer shall perform all duties incident to the office of Chief Financial Officer, and such other duties as determined by the Board or the Chief Executive Officer from time to time. The Chief Financial Officer shall be the Treasurer of the Trust unless the Board designates another person to be the Treasurer.
Section 6.     Vice Presidents. Vice Presidents shall perform all duties incident to the office of Vice President, and such other duties as may be prescribed by the Board or the Chief Executive Officer from time to time.
Section 7.     Secretary. The Secretary shall (a) keep the minutes of the proceedings of the shareholders, the Board, and the committees in appropriate minute books, (b) see that all notices are duly given in accordance with these Bylaws or as required by law, (c) be the custodian of the corporate records of the Trust, and (d) perform all duties incident to the office of Secretary, and such other duties as may be prescribed by the Board or the Chief Executive Officer from time to time.
Section 8.     Execution of Contracts. Unless prohibited by a resolution of the Board or these Bylaws, the Chief Executive Officer, the President, the Chief Operating Officer, the

Chief Financial Officer, any Vice President, and the Secretary may execute any contracts, leases, or other documents requiring execution by the Trust.
Section 9.     Authority. All officers and agents of the Trust, as between themselves and the Trust, have such authority and must perform such duties in the management of the Trust as may be provided in the Bylaws, or as may be determined by the Board not inconsistent with the Bylaws.
Section 10.     Succession. Each officer shall serve until the officer’s successor is appointed and qualifies, or until the officer’s death, resignation, or removal in the manner hereinafter provided. An officer may resign at any time by giving written notice to the Trust. The resignation is effective without acceptance when the notice is given to the Trust, unless a later effective date is specified in the notice. The Board may remove an officer at any time, with or without cause. A vacancy in an office because of death, resignation, removal, disqualification, or other cause may be filled, if at all, in any manner by the Board.
Section 11.     Contract Rights. The appointment of a person as an officer or agent does not, of itself, create contract rights. However, the Trust may enter into a contract with an officer or agent. The resignation or removal of an officer or agent is without prejudice to any contractual rights or obligations.
Section 12.     Delegation of Duties. Unless prohibited by a resolution of the Board, an officer appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.
ARTICLE V - COMMITTEES
Section 1.     Executive Committee. The Board may annually appoint an Executive Committee consisting of at least 3 Trustees. The Executive Committee shall have the authority and duties prescribed in these Bylaws and such other authority and duties as may be prescribed by the Board. The Board may designate one or more Trustees as an alternative member of the Executive Committee, who may replace any absent or disqualified member at any meeting of the committee. The Board may also appoint other agents for the performance of the business of the Trust, and each shall have such authority and duties as the Board prescribes. The Executive Committee may act on behalf of the Board.
Section 2.     Audit Committee. At least annually, the Board shall appoint an Audit Committee consisting of at least 3 Trustees, all of whom shall be Independent Trustees. The Board may designate one or more Trustees as an alternative member of the Audit Committee, who may replace any absent or disqualified member at any meeting of the committee. The Audit Committee shall perform all duties as set forth in the written Audit Committee Charter as amended by the Board from time to time, and such other duties and tasks as the Board may prescribe.

Section 3.     Nominating and Governance Committee. At least annually, the Board shall appoint a Nominating and Governance Committee consisting of at least 3 Trustees, all of whom shall be Independent Trustees. The Board may designate one or more Trustees as an alternative member of the Nominating and Governance Committee, who may replace any absent or disqualified member at any meeting of the committee. The Nominating and Governance Committee shall perform all duties as set forth in the written Nominating and Governance Committee Charter as amended by the Board from time to time, and such other duties and tasks as the Board may prescribe.
Section 4.     Compensation Committee. At least annually, the Board shall appoint a Compensation Committee consisting of at least 3 Trustees, all of whom shall be Independent Trustees. The Board may designate one or more Trustees as an alternative member of the Compensation Committee, who may replace any absent or disqualified member at any meeting of the committee. The Compensation Committee shall perform all duties as set forth in the written Compensation Committee Charter as amended by the Board from time to time, and such other duties and tasks as the Board may prescribe.
Section 5.     Other Committees. The Board may appoint such other standing or special committees, each consisting of one or more Trustees, as the Board may from time to time deem advisable, to perform such general or special duties as the Board may delegate to any such committee. The Board may designate one or more Trustees as an alternative member of any committee appointed pursuant to this Section 5, who may replace any absent or disqualified member at any meeting of such committee.
Section 6.     Quorum and Voting. Subject to such terms as may appear in the delegation of authority to such committee (which may be contained in the charter for such committee), a majority of the members of any committee shall constitute a quorum for the transaction of business by such committee, and the act of a majority of the committee members present at a meeting shall constitute the act of the committee.
Section 7.     Action by Committee Without a Meeting. Subject to such terms as may appear in the delegation of authority to such committee (which may be contained in the charter for such committee), any action required or permitted to be taken at any meeting of a committee may be taken without a meeting if all members of the committee consent to taking such action without a meeting, and the action is approved by the affirmative vote of the number of committee members that would be necessary to authorize or take such action at a meeting.
Section 8.     Meetings by Electronic Communications Equipment. Members of any committee shall be entitled to participate in meetings of such committee by telephone conference, video conference, or other communications equipment by which all members participating may simultaneously hear each other. Participation in a meeting by these means shall constitute presence in person at the meeting.
ARTICLE VI - SHARES
Section 1.     Share Certificates. The interests of shareholders in the Trust shall be divided into shares of beneficial interest, which may be certificated or uncertificated. Any certificate representing shares shall state (a) that it represents shares in the Trust; (b) the name of the registered owner of the shares represented thereby; and (c) the number of shares which the certificate represents. The interest of a shareholder in the Trust also may be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Trust in accordance with a direct registration system approved by the Securities and Exchange Commission and by any securities exchange or automated quotation system on which the Trust’s shares may from time to time be quoted or listed.
Section 2.     Authority to Sign Share Certificates. Each share certificate shall be signed by a duly authorized agent of the Trust; provided, however, that such signature may be a facsimile signature on any certificate which contains the manual signature of a person authorized to sign on behalf of a transfer agent acting for the Trust.
Section 3.     Transfer of Shares. Shares may be transferred only by the registered owner of the shares as reflected on the Share Ledger of the Trust, or by an attorney duly authorized in writing by the registered owner. If such shares are issued in certificated form, then those shares may be transferred only upon surrender of the share certificate properly endorsed, which certificate shall be canceled at the time of transfer, and the Trust shall issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, and shall record the transaction upon the books of the Trust. If the shares are issued in uncertificated form, then upon the receipt of proper transfer instructions from the registered owner of the shares or an attorney duly authorized in writing by the registered owner, such uncertificated shares shall be canceled, and the issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the Trust. The Board may prescribe the requirements for any transfer of shares otherwise than by an assignment validly executed by the registered owner or his attorney duly authorized as herein provided.
Section 4.     Transfer Agent. The Board may establish transfer offices each in the charge of a transfer agent appointed by the Board, where the shares of the Trust shall be transferable, and a registry office in the charge of a registrar appointed by the Board where the shares shall be registered. If a transfer agent shall be appointed, no certificate for a share will be valid unless countersigned by such transfer agent.
Section 5.     Loss or Destruction of Shares. The holder of any share certificate shall immediately notify the Trust or its transfer agent of any mutilation, loss, or destruction thereof, whereupon the Trust may issue (i) a new certificate or certificates or (ii) uncertificated shares in place of any certificate or certificates previously issued by the Trust and alleged to have been mutilated, lost or destroyed, upon surrender of the mutilated certificate, or in the case of loss or destruction of a certificate, upon satisfactory proof of such loss or destruction of certificate and the deposit of indemnity by way of a bond or otherwise in such form and amount and with such surety as the Board may require, to indemnify the Trust against loss or liability by reason of the issuance of such new certificate or certificates or uncertificated shares.
Section 6.     Share Legends. The share certificates issued hereunder shall contain any Legend required by the Declaration of Trust and shall be in such form as the Board prescribes.

ARTICLE VII - MISCELLANEOUS
Section 1.     Fiscal Year. The fiscal year of the Trust shall begin on January 1 of each year and shall end on December 31 of each year.
Section 2.     Authority to Borrow or Pledge. No Trustee, representative, or agent of the Trust shall have power or authority to borrow money on the Trust’s behalf, to pledge its credit or to buy, sell, or mortgage its real property or securities except within the scope and to the extent of authority expressly delegated by resolution of the Board. Authority given by the Board for any of the above purposes may be general in scope or limited to specific instances.
Section 3.     Bank Account Signatories. The Board may, by resolution, designate the representative or representatives of the Trust who shall be authorized to act as signatory or signatories on the Trust’s bank accounts and shall designate the number of signatures required. Any such signatory may, but need not, be a Trustee.
Section 4.     Amendment to Investment Policies. Subject to the provisions of the Declaration of Trust, the Board of Trustees may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Company as it shall deem appropriate in its sole discretion.
Section 5.     Waiver of Written Notice. Whenever any written notice is required to be given to the Trustees or the shareholders, a waiver thereof in writing signed by a person entitled to such notice, shall be deemed equivalent to the giving of such notice. Attendance of a person either in person or by proxy at a meeting shall constitute a waiver of notice of the meeting unless such person attends such meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.
Section 6.     Capitalized Terms. All capitalized terms not otherwise defined in these Bylaws shall have the meanings ascribed to them in the Declaration of Trust.
Section 7.     Authority of Declaration of Trust. In the event that any provision in these regulations shall be construed to be inconsistent with the provision of the Declaration of Trust, the provisions of the Declaration of Trust shall control.
ARTICLE VIII - AMENDMENTS
These Bylaws may be amended at any regular or special meeting of the Board if notice of the proposed amendment is contained in the notice of meeting. Amendments to these Bylaws may be made by the Board with or without a meeting, by written instrument signed by all of the Trustees and lodged among the records of the Trust.